Exhibit 99.1

Press Release
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Director/PDMR Shareholding

February 17, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated with them (“PCA”)
a)	Name	Kim Stratton
2.	Reason for the notification
a)	Position / status	Head of International Commercial – PDMR
b)	Initial notification / amendment	Amendment to prior notification to include the automatic disposal of Ordinary Shares, as omitted from the initial notification due to a transcription error, related to the automatic exercise of an option as detailed in the initial notification.
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Automatic exercise of option over notional Ordinary Shares granted under the Shire Global Employee Stock Purchase Plan on November 1, 2015, and consequent receipt of Ordinary Shares.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		£40.70	244
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 31, 2016
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc Ordinary Shares of 5 pence each (“Ordinary Shares”)
	Identification code	ISIN: JE00B2QKY057
b)	Nature of the transaction	Automatic disposal of Ordinary Shares related to the automatic option exercise referenced in section 4. above. The proceeds of this disposal were used to satisfy personal tax liabilities arising from the option exercise.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		£46.07	9
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 31, 2016
f)	Place of the transaction	London Stock Exchange (XLON)

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

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